Exhibit 5

April 8, 2004

Pruco Life Insurance Company of New Jersey
213 Washington Street
Newark, New Jersey 07102-2992

Gentlemen:

In my capacity as Chief Legal Officer of Pruco Life Insurance Company of New Jersey (“Pruco Life of New Jersey”), I have reviewed the establishment of Pruco Life of New Jersey Variable Contract Real Property Account (the “Account”) on October 30, 1987 by the Executive Committee of the Board of Directors of Pruco Life of New Jersey as a separate account for assets applicable to certain variable life insurance contracts and variable annuity contracts, pursuant to the provisions of Section 17B:28-7 of the Revised Statutes of New Jersey. I was responsible for the oversight of the preparation and review of the Registration Statement on Form S-1, as amended, filed by Pruco Life of New Jersey with the Securities and Exchange Commission (Registration No. 33-20018) under the Securities Act of 1933 for the registration of the Account.

I am of the following opinion:

         (1)      Pruco  Life of New  Jersey  was  duly  organized  under  the  laws of New  Jersey  and is a  validly  existing corporation.

         (2)      The Account has been duly  created and is validly  existing as a separate  account  pursuant to the  aforesaid provisions of New Jersey law.

         (3)      The  portion of the assets  held in the Account  equal to the  reserves  and other  liabilities  for  variable benefits under the variable life insurance  contracts and variable  annuity  contracts is not chargeable  with liabilities arising out of any other business Pruco Life of New Jersey may conduct.

         (4)      The variable life  insurance  contracts and variable  annuity  contracts are legal and binding  obligations of
                  Pruco Life of New Jersey in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

 /s/ Clifford E. Kirsch